Exhibit 10.3

TRANSITIONAL SERVICES AGREEMENT

___________________________

THIS TRANSITIONAL SERVICES AGREEMENT (this "Agreement") is made as of November 8, 2004, by and among STERION INCORPORATED, a Minnesota corporation ("Sterion"), and ASPEN SURGICAL PRODUCTS, INC., a Michigan corporation ("Aspen").

PRELIMINARY RECITALS

A.

Sterion manufactures and sells (i) disposable products (including, without limitation, adhesive wound closures, operating room disposables (vessel loops), instrument protection, identification and cleaning products, and specialty adhesive products) and (ii) closed wound drainage system products (collectively, the "Products").

B.

Pursuant to a certain Asset Purchase Agreement dated November 8, 2004 (the "Purchase Agreement"), Sterion has sold to Aspen certain of the assets used in the Business (as such term is defined in the Purchase Agreement).

C.

Aspen has requested, and it is a material condition and substantial inducement to the execution, delivery and consummation of the Purchase Agreement by Aspen, that Aspen and Sterion enter into this Agreement.

NOW, THEREFORE, in consideration of the consummation of the transactions contemplated by the Purchase Agreement, Aspen and Sterion hereby covenant and agree as follows:

1.

Services.  During the Term (as defined in Section 5), Sterion shall provide Aspen:  (i) marketing, customer service, shipping, quality assurance, telephone answering, and similar administrative services (collectively, the "Administrative Services"); and (ii) production services including, without limitation, the manufacturing, packaging and storing of the Products on behalf of Aspen (collectively, the "Production Services" and, together with the Administrative Services, the "Services").

2.

Use of Sterion Employees.  The parties agree that, during the Term, the Sterion employees set forth on the attached Schedule A will provide the Services under this Agreement (the "Sterion Employees").  Aspen shall have the right, in its sole discretion, to remove any Sterion Employee from the list of personnel authorized to perform the Services upon fourteen (14) days' written notice to Sterion.  Schedule A shall be revised to exclude such removed Sterion Employees from time to time, as appropriate.  In the event a Sterion Employee voluntarily terminates his/her employment during the Term, Sterion shall have no obligation to hire, or otherwise provide, a replacement for such terminated Sterion Employee.  The parties acknowledge that, at Closing (as such term is defined in the Purchase Agreement), Aspen intends to extend an offer of employment to the Sterion employees listed on the attached Schedule B without any additional compensation therefor payable to Sterion, and that all costs and expenses in relation to such hired employees shall be solely the responsibility of Aspen.

3.

Charges.  Aspen shall reimburse Sterion for one hundred percent (100%) of the Direct Labor Costs (as defined in Section 4) incurred by Sterion in connection with providing the Administrative Services after November 19, 2004.  Aspen shall reimburse Sterion for one hundred ten percent (110%) of Sterion's (i) manufacturing supplies and other consumable items used in the manufacturing process, and (ii) Direct Labor Costs incurred by Sterion in connection with providing the Production Services.  The Sterion Employees shall keep time sheets related to direct labor performed in connection with the Administrative Services (recorded in half-hour increments), which time sheets Aspen may inspect upon request.  Payment for the Services shall be due and payable on the tenth (10th) day after Aspen's receipt of Sterion's invoice.

4.

Direct Labor Costs.  For purposes of this Agreement, the term "Direct Labor Costs" means the actual costs incurred by Sterion for the employment of the Sterion Employees for all pay periods after Closing during the Term, which shall be defined as the cost of: (i) salaries, wages and vacation, holiday and self-funded sick pay (provided, however, any pay for vacation or sick days exceeding one per month per Sterion Employee shall not be included); (ii) Sterion-paid social security taxes, Medicare taxes and other payroll taxes; (iii) premiums paid by Sterion on behalf of Sterion Employees for coverage by any long-term disability insurance, insured short-term disability benefits, group term life insurance, accidental death and disability insurance, and insured group health, dental or vision plans; and (iv) other employee welfare benefits, or fringe benefits, including, but not limited to, benefits under any employee welfare benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended).  The parties hereby acknowledge that the hourly rate corresponding to each Sterion Employee, which is set forth on the attached Schedule A, has been calculated in accordance with the definition of "Direct Labor Costs" described in this Section 4 (excluding vacation pay and sick pay) based on a 40-hour work week.

5.

Term.  The term of this Agreement shall commence on the date hereof and shall continue for a period of ninety (90) days, unless sooner terminated in accordance with the provisions of this Agreement or unless extended by mutual agreement of the parties (the "Term").  In the event the parties wish to extend the Term, the parties shall negotiate in good faith and use their best efforts to arrive at a mutually agreeable rental rate for the space occupied by the Sterion Employees in connection with their performance of the Services during any such extension of the Term.

6.

Systems Modifications and Personnel.  Sterion warrants and agrees that the Services shall be performed substantially consistent with the historical practice of Sterion.  Sterion shall not, by reason of this Agreement, be required to add additional staff or make material modifications to its systems or procedures in order to perform its obligations under this Agreement.

7.

Termination.  Aspen may terminate this Agreement at any time upon fourteen (14) days' prior written notice to Sterion.  Sterion may not terminate this Agreement prior to the expiration of the Term.

8.

Insurance.  In connection with its provision of the Services, Sterion shall maintain, during the Term, workers' compensation and occurrence basis comprehensive general liability insurance policies (including products liability, contractual liability and recall liability) in amounts and for durations consistent with Sterion's past practice.  Such insurance policies shall name Aspen as an additional insured.

9.

Default.

(a)

The occurrence of any one or more of the following events constitutes a default by either party under this Agreement ("Default"):

(i)

Failure by either party at any time to pay any sums payable to the other pursuant to this Agreement, if such failure shall continue for more than five (5) days after receipt of notice thereof from the other party; or

(ii)

Failure by either party to observe or perform any covenant, agreement, condition or provision of this Agreement, if such failure shall continue for more than five (5) days after receipt of notice thereof from the other party.

(b)

In the event that either party fails to make any payment required hereunder when due, then, without limiting any other rights of the other party, the non-paying party shall be liable for interest thereon at the Interest Rate (as defined herein) from the date that such payment was due until the date paid in full.  For purposes of this section, "Interest Rate" shall mean eight percent (8%) per annum, but in not event exceeding the maximum legal rate permitted to be charged, whichever is less.

(c)

If a Default occurs, in addition to any other rights or remedies the non-defaulting party may have at law or in equity, the non-defaulting party may enforce the provisions of this Agreement and may enforce and protect its rights hereunder by a claim for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of monetary damages and all monies due or to become due from the other party under any of the provisions of this Agreement, or any other relief or remedies to the extent permitted by law, including, but not limited to, the right to have this Agreement terminated.

10.

Indemnification.

(a)

Sterion and Aspen hereby agree to indemnify and hold harmless the other party, its officers, directors, shareholders, employees and agents from and against all loss, cost and expense in connection with proceedings, judicial or otherwise, and claims, demands and judgments, together with costs and expenses, including attorneys' fees relating thereto, arising from the other party's failure to perform its duties pursuant to this Agreement.

(b)

The procedures for indemnification under this Agreement with respect to third-party claims and non-third-party claims shall be as provided in Articles VI or VII, as the case may be, of the Purchase Agreement, but without regard to any Basket (as defined in the Purchase Agreement).

11.

Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and served either by personal delivery (which shall include delivery by Federal Express or similar services) to the party for whom it is intended or by being deposited postage prepaid, certified or registered mail, return receipt requested (or such form of mail as may be substituted therefor by postal authorities), in the United States mail, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to Aspen:

Aspen Surgical Products, Inc.

6495 Southbelt Drive, S.E.

Caledonia, Michigan 49316

Attention:  Daniel J. Bowen, President

with a copy to:

Miller, Johnson, Snell & Cummiskey, P.L.C.

250 Monroe Avenue, N.W., Suite 800

Grand Rapids, Michigan 49503-2250

Attention: John Sommerdyke

If to Sterion:

Sterion Incorporated

13828 Lincoln Street NE

Ham Lake, MN 55304

Attention: Kenneth Brimmer

with a copy to:

Lindquist & Vennum P.L.L.P.

4200 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Attention: Girard Miller

12.

Reimbursement for Expenses.  In addition to reimbursement for the charges specified in Section 3 of this Agreement, Aspen shall also reimburse Sterion for all reasonable telephone, mailing and other similar direct, third-party administrative expenses incurred by Sterion in connection with performing the Services.

13.

General.

(a)

Sterion is not an employee of Aspen but is an independent contractor which shall be free to exercise its discretion and independent judgment as to the method and means of performance of the Services.  Neither Sterion nor Aspen has, and shall not hold itself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, or in the name of, or binding upon the other party.

(b)

This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative to such subject matter.

(c)

This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns.  No party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party hereto, provided, however, that Aspen shall have the right to assign all or any part of its rights and obligations under this Agreement to any affiliate of Aspen to which the Business is assigned at any time or to a third party which purchases a substantial portion of the Business from Aspen.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.  Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

(d)

Sterion shall not be liable for any failure of, or delay in the performance of, its obligations under this Agreement for the period that such failure or delay is due to acts of God, terrorism, public enemy, civil war, strikes or labor disputes, or any other cause beyond its reasonable control.  Sterion agrees to notify Aspen promptly of the occurrence of any such cause and to carry out this Agreement as promptly as practicable after such cause is terminated.

(e)

This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto.  Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

(f)

This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Minnesota, as applied to contracts made and to be performed in that state, without regard to conflicts of law principles.  Any disputes relating to or arising under this Agreement shall be resolved (i) in state or federal court in Minneapolis or St. Paul, Minnesota if Aspen institutes a legal proceeding to resolve any such dispute, or (ii) in state or federal court in Grand Rapids, Michigan if Sterion institutes any such legal proceeding.

(g)

The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(h)

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto, duly authorized on the date first above written.

STERION:

STERION INCORPORATED

By:  /s/  Kenneth Brimmer

Kenneth Brimmer, Chief Executive Officer

ASPEN:

ASPEN SURGICAL PRODUCTS, INC.

By:  /s/  Daniel J. Bowen

Daniel J. Bowen, President

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